Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 6th day of April, 2015 (the “Effective Date”), by and between Interleukin Genetics, Inc, a Delaware corporation (“Company”), and Mark Carbeau (“Executive”).

WHEREAS, Company wishes to employ Executive as its Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so;

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.                  Roles and Duties.

(a)                Chief Executive Officer Role. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Executive Officer (“CEO”) reporting to Company’s Board of Directors (“Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote substantially all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. During Executive’s employment, Executive shall not engage in any other non-Company related business activities of any nature whatsoever (including board memberships) without Company’s prior written consent, which consent shall not be unreasonably withheld, provided that Company consents to Executive serving as a member of the Board of Directors or Advisory Council Boards for the entity/ies listed in Exhibit A. In addition, and so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder (including Executive’s full devotion of business time and energies to the business and affairs of Company, as described above), Executive also may participate in civic, charitable and professional activities, but shall not serve in any official capacity, including as a member of a board, without the prior written approval of the Board.

(b)                Board Membership. Executive shall serve as a member of the Board during Executive’s employment hereunder, subject to any required approval. Executive’s service as a Board member shall be without further compensation. Executive shall resign from the Board effective immediately upon the termination of Executive’s employment with Company for any reason.

2.                  Term of Employment.

(a)                Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on April 6, 2015 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b)               Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)                 Death. Immediately upon Executive’s death.

(ii)               Termination by Company.

(A)              If because of Executive’s Disability (as defined below in Section 2(c)), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)              If for Cause (as defined below in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)              If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice or such later date as specified in writing by Company.

(iii)             Termination by Executive.

(A)              If for Good Reason (as defined below in Section 2(e)), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B)              If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)                Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be made by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

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(d)               Definition of “Cause”. As used herein, “Cause” shall include: (i) Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, injurious to Company; (ii) Executive’s substantial malfeasance or nonfeasance of duty; (iii) Executive’s unauthorized disclosure of confidential information; (iv) Executive’s embezzlement, misappropriation or fraud, whether or not related Executive’s employment with Company; or (v) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company. “Cause” is not limited to events which have occurred prior to the termination of Executive’s service, nor is it necessary that the Board’s finding of “Cause” occur prior to such termination. If the Board determines, subsequent to Executive’s termination of service, that either prior or subsequent to Executive’s termination Executive engaged in conduct which would constitute “Cause,” then Executive shall have no right to any benefit or compensation under this Agreement. Notwithstanding the foregoing, the events or acts described in (ii), (iii) and (v) above will not constitute “Cause” if such events or acts, if curable, are cured by the Executive within fifteen (15) days after delivery of written notice by the Company to Executive thereof.

(e)                Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; or (iii) a material reduction in Executive’s Base Salary; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty (60) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

3.                  Compensation.

(a)                Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of three hundred sixty five thousand dollars ($365,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary on an annual basis, and may increase (but not decrease) the Base Salary based on such review.

(b)               Annual Performance Bonus. Subject to the terms of the applicable Company bonus plan, Executive shall be eligible to receive an annual cash bonus, including an annual stretch bonus opportunity (the “Annual Performance Bonus”). The target amount of such Annual Performance Bonus shall be equal to thirty five percent (35%) of Executive’s Base Salary, with a stretch bonus opportunity equal to 1.5 times the Executive’s applicable target bonus opportunity; provided that any Annual Performance Bonus for calendar year 2015 shall be made on a pro rata basis to account for the timing of the Commencement Date (and the period of time worked thereafter) in calendar year 2015, and further provided that the actual amount of the Annual Performance Bonus for calendar year 2015 and for any successive calendar year of employment hereunder may be greater or less than the applicable target amount. The actual amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company through December 31st of the applicable calendar year in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Company and Executive will negotiate in good faith to establish Company and/or individual performance criteria pursuant to which Executive will be eligible to earn an Annual Performance Bonus for each calendar year by January 31st of such year; provided that Company and Executive will negotiate in good faith to establish the performance criteria for calendar year 2015 no later than thirty (30) days following the Commencement Date.

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(c)                Equity. Subject to approval of the Board or an appropriate committee thereof, Company shall grant Executive on the Commencement Date or as soon as practicable thereafter:

(i)                 Options to purchase 14,245,227 shares of common stock of Company (the “Initial Option”), at a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), of Company’s common stock on the date of grant, which options shall be, to the maximum extent permissible under law (and to the extent such shares are reserved for issuance under the Plan), treated as “incentive stock options” within the meaning of Section 422 of the Code. Twenty five percent (25%) of the shares subject to the Initial Option shall vest on the first (1st) anniversary of the Commencement Date, and 2.083% of the shares subject to the Initial Option shall vest on the last day of each successive month thereafter, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the Plan.

(ii)               In addition, in the event that Company consummates a “Qualified Financing” (as defined below) within eighteen (18) months following the Commencement Date, then Company shall grant Executive additional options (the “Supplemental Option”) to purchase an amount of shares of common stock of Company equal to five percent (5%) of the number of shares of Company common stock issued in such Qualified Financing (assuming the conversion of all convertible securities issued in such Qualified Financing) at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of Company’s common stock on the date of grant, which options shall be, to the maximum extent permissible under law (and to the extent such shares are reserved for issuance under the Plan), treated as “incentive stock options” within the meaning of Section 422 of the Code. Twenty five percent (25%) of the shares subject to the Supplemental Option shall vest on the first (1st) anniversary of the date of grant, and 2.083% of the shares subject to the Supplemental Option shall vest on the last day of each successive month thereafter, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the Plan. For the purposes of this paragraph, the term “Qualified Financing” shall mean the consummation of a financing transaction or series of related equity financings pursuant to which the aggregate gross proceeds received by Company from investors is no less than five million dollars ($5,000,000).

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Following Executive’s termination from employment for any reason (other than a termination by Company for Cause), the post-termination exercise period applicable to the Initial Option and the Supplemental Option will be the earlier of (i) the expiration date of the applicable option award as set forth in the applicable equity agreement and/or the Plan, or (ii) twelve (12) months following the termination date.

The Initial Option and the Supplemental Option, as applicable, shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and/or a stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan, as applicable.

(d)               Paid Time Off. Executive may take up to twenty (20) days of paid time off (“PTO”) per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(e)                Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(f)                Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g)                Legal Fees. Company shall reimburse Executive up to five thousand dollars ($5,000) for reasonable and actual legal expenses incurred by Executive in connection with the negotiation, preparation and execution of this Agreement, upon presentation of documentation supporting same (i.e., redacted invoices) and subject to the terms and conditions of Section 3(f) and Company policy.

4.                  Payments Upon Termination.

(a)                Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

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(b)               Termination by Company for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive.

(c)                Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(i)                 Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period, less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable; but not after seventy (70) days following the effective date of termination from employment; provided that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(ii)               Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of: (A) twelve (12) months following Executive’s termination date, or (B) the date Executive begins employment with another employer. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(c), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(d).

(d)               Termination by Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control, either Executive’s employment is terminated by Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

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(i)                 Lump Sum Severance Payment. Payment of a lump sum amount equal to twelve (12) months of Executive’s then-current Base Salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Paragraph 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(ii)               Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of: (A) twelve (12) months following Executive’s termination date, or (B) the date Executive begins employment with another employer. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

(iii)             Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards outstanding as of the date of Executive’s termination. Please note that the acceleration of vesting of options and/or the extension of exercise periods applicable to same may cause certain options currently deemed to be incentive share options taxable in accordance with Section 422 of the Code to be converted into non-qualified share options, which are taxable upon exercise. Executive acknowledges and agrees that Company does not guarantee or make any representations regarding the tax consequences of this provision or the tax treatment of any equity awards.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or Company’s stockholders approve an agreement for the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

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(e)                Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a timely release of claims in a form that is acceptable to Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to Executive within fifteen (15) days following separation from service, and signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities. If Executive fails or refuses to return such agreement within the Review Period, Executive’s severance payments hereunder and benefits shall be forfeited.

(f)                No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

(g)               COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Section 4.

5.                  Prohibited Competition and Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement.

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6.                  Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, Blackberry-type devices, smart phones, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.                  Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors as executed by Company and Executive.

8.                  Code Sections 409A and 280G.

(a)                In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)                 Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8 shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)               Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

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(b)               It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)                Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)               If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9.                  General.

(a)                Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Interleukin Genetics, Inc.

135 Beaver Street

Waltham, MA 02452

Attn: Chairman

or to such other Company representative as Company may specify in writing, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Brian P. Keane, Esq.

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(b)               Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)                Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)               Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)                Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f)                Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(g)                Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)               Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i)                 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

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[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MARK CARBEAU	INTERLEUKIN GENETICS, INC.

/s/ Mark B. Carbeau	By:	/s/ James M. Weaver
Signature		Name: James M. Weaver
Title: Chairman

EXHIBIT A

•	Diagnostyx, Inc. Director, 10 Corey Street, Melrose, MA (Drug infusion systems and remote monitoring)
•	Penn State University, Industrial and Professional Advisory Council (IPAC) Board (Advisory to Dean, College of Engineering)

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